Exhibit 99.1

2021 Cabot Blvd. West Langhorne, PA19047 • Ph: 267-775-8100

PRESS RELEASE:

November 2, 2007

Power Medical Interventions®, Inc. Announces Closing of IPO and Exercise of Underwriters’ Over-Allotment Option

Langhorne, PA – November 2, 2007 – Power Medical Interventions®, Inc. (“PMI”), a leader in developing and commercializing Intelligent Surgical Instruments™, today announced that it has closed its previously announced initial public offering of 3,850,000 shares of its common stock and that the underwriters of the offering have fully exercised their over-allotment option, purchasing an additional 577,500 shares of common stock at a price of $11.00 per share. Including the over-allotment, the company sold 4,427,500 shares in the offering, resulting in net proceeds of approximately $41.8 million after deducting the underwriting discounts and commission and the estimated offering expenses.

Jefferies & Company, Inc. and Lazard Capital Markets LLC, are acting as joint book-running managers for the offering with William Blair & Company L.L.C. acting as co-manager.

A registration statement relating to these securities was filed with and declared effective by the United States Securities and Exchange Commission. The offering is being made solely by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or other jurisdiction.

Copies of the final prospectus relating to the offering may be obtained by contacting Jefferies & Company, Inc. toll-free at 1-888-449-2342 or by fax at (212) 284-2208 or by contacting Lazard Capital Markets LLC by mail at 30 Rockefeller Plaza, New York, New York 10020, Attention: Syndicate Department, 60th Floor, or by phone at 212-632-6717.

About Power Medical Interventions, Inc.:

Power Medical Interventions®, Inc. is a pioneer in the design, development and manufacturing of computer-assisted, power-actuated surgical stapling products. PMI’s Intelligent Surgical Instruments™ enable less invasive surgical techniques to benefit surgeons, patients, hospitals and healthcare networks. The company was founded in 1999, and is headquartered in Langhorne, PA with additional offices in Germany, France, and Japan. To learn more about Power Medical Interventions®, Inc. and its products, please visit www.pmi2.com

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, commercialization and technological difficulties, and other risks detailed in the Company’s Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Company Contacts:

Power Medical Interventions®, Inc.

John P. Gandolfo, Chief Financial Officer

267-775-8100.

FD
Evan Smith, CFA
212-850—5606

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